UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2008

TEKOIL  & GAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-52100	34-2035350
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

25025 I-45 North, Suite 525, The Woodlands, Texas 77380
(Address of principal executive offices, including Zip Code)

(281) 364-6950
(Registrant's Telephone Number, including Area Code)

_______________________________________________________________
(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Effective June 26, 2008, Tekoil and Gas Corporation (the “Company”) and its majority-owned subsidiary, Tekoil and Gas Gulf Coast, LLC (the “Sub”), entered into a Forbearance Agreement, bringing to a stand-still efforts by certain lenders to foreclose on assets of the Company and of the Sub.

            Under the Forbearance Agreement, Goldman Sachs & Co., and its affiliates, including J. Aron & Company (collectively, the “Lenders”), have agreed to a four month period during which the Lenders will forbear from exercising certain rights under a Credit and Guaranty Agreement and an ISDA Master Agreement dated May 11, 2007.

In addition, the Lenders will make available $1.5 million in additional funds beyond revenues generated by the Sub, which will be used in connection with ongoing operations.

The Forbearance Agreement further provides for a budget to be agreed to by the Lenders, the Company and the Sub, based on reports and forecasts to be submitted weekly by the Sub, to be sure that available funds are used for necessary operating expenses and that such expenses are paid.

A key component of the Forbearance Agreement is a mechanism and timetable for hiring a broker to market the Sub’s Oil and Gas Properties, with the sale of such assets to be conducted on or before October 31, 2008.

All officers of the Company and the Sub shall remain in place during the term of the Forbearance Agreement, and nothing in the Forbearance Agreement precludes any party from reaching an agreement with the Company to fund a plan of reorganization in the Company’s bankruptcy, provided such plan satisfies both secured and unsecured creditors of the Company.

The Company believes that the Forbearance Agreement provides breathing space for the Company and the Sub to obtain buyers for the Sub’s Oil and Gas Properties at a fair market price.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired .

None.

(b) Pro Forma Financial Information .

None.

(c) Shell Company Transactions .

None

(d) Exhibits .

Exhibit 10.83	Forbearance Agreement, dated June 26, 2008 (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEKOIL & GAS CORPORATION

Date: July 2, 2008	/s/ Gerald Goodman
Gerald Goodman Chief Financial Officer